Exhibit 8.1

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Davis Polk & Wardwell LLP	212 450 4471 tel
450 Lexington Avenue	212 701 5471 fax
New York, NY 10017

July 20, 2018

Re:	Certain U.S. Federal Income Tax Consequences of the Distribution and Merger to GPC’s Shareholders

Genuine Parts Company

2999 Wildwood Parkway

Atlanta, Georgia 30339

Ladies and Gentlemen:

We have acted as counsel to Genuine Parts Company, a Georgia corporation (“GPC”), in connection with certain transactions contemplated by (i) the Separation Agreement (together with all schedules, exhibits, attachments and annexes thereto, the “Separation Agreement”), dated as of April 12, 2018, as amended on June 7, 2018, by and between GPC and Rhino SpinCo, Inc., a Delaware corporation and wholly-owned subsidiary of GPC (“SpinCo”) and (ii) the Merger Agreement (together with all schedules, exhibits, attachments and annexes thereto, the “Merger Agreement”), dated as of April 12, 2018, as amended on June 7, 2018, by and among GPC, SpinCo, Essendant, Inc., a Delaware corporation (“RMT Parent”) and Elephant Merger Sub Corp., a Delaware corporation and direct, wholly-owned subsidiary of RMT Parent (“Merger Sub”). This opinion is being delivered in connection with the Registration Statement (File No. 333-225511) of RMT Parent on Form S-4 filed on June 8, 2018, with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). Except as otherwise noted, all capitalized terms used but not defined herein have the meanings ascribed to such terms in the Separation Agreement.

We have participated in the preparation of the discussion in the Registration Statement under the heading, “U.S. Federal Income Tax Consequences of the Distribution and the Merger.” Subject to the assumptions, limitations and qualifications set forth therein, we hereby confirm that it is our opinion that the discussion sets forth the material U.S. federal income tax consequences of the Distribution and Merger, as each such term is defined in the Registration Statement.

Genuine Parts Company	2	July 20, 2018

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP